Exhibit 99.1

News

For Immediate Release

4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: (203) 975-7110
Fax: (203) 975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES PRICING

OF NEW SENIOR NOTES OFFERINGS

STAMFORD, CT, February 19, 2020 — Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, announced today that it priced its previously announced private offerings of senior unsecured notes. Silgan announced that it entered into an agreement to sell $200 million aggregate principal amount of its 4 1⁄8 % Senior Notes due 2028 at 99.5 percent of their principal amount, plus accrued and unpaid interest from November 12, 2019, and €500 million aggregate principal amount of 2 1⁄4% Senior Notes due 2028 at 100 percent of their principal amount. The new U.S. Dollar notes were issued as additional notes under the indenture pursuant to which Silgan previously issued $400 million of its 4 1⁄8 % Senior Notes due 2028. The new U.S. Dollar notes will mature on February 1, 2028, and interest on the new U.S. Dollar notes will accrue and be payable semi-annually on April 1 and October 1 of each year, commencing April 1, 2020. The new Euro notes will mature on June 1, 2028, and interest on the new Euro notes will accrue and be payable semi-annually on January 15 and July 15 of each year, commencing July 15, 2020. Silgan intends to use the net proceeds from the new senior notes offerings to prepay most of its outstanding U.S. A term loans under its senior secured credit facility.

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February 19, 2020

The notes being offered by Silgan will not initially be registered under the Securities Act of 1933, as amended, or the Securities Act, or under any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. The notes will be offered only to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act. This press release does not constitute an offer to sell any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

In connection with this offering, a stabilizing manager (or persons acting on behalf of the stabilizing manager) may over-allot the Euro denominated notes or effect transactions with a view to supporting the market price of the Euro denominated notes during the stabilization period at a level higher than that which might otherwise prevail. However, stabilization action may not necessarily occur. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the Euro denominated notes is made and, if begun, may be ended at any time, but it must end no later than 30 calendar days after the date on which Silgan receives the proceeds from the issuance of the Euro denominated notes or no later than 60 calendar days after the date of allotment of the Euro denominated notes, whichever is the earlier. Any stabilization action or over-allotment must be conducted by the stabilizing manager (or persons acting on behalf of the stabilizing manger) in accordance with all applicable laws and rules.

Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as the notes are not available to retail in EEA.

Promotion of the notes in the United Kingdom is restricted by the Financial Services and Markets Act 2000, as amended (the “FSMA”), and accordingly the notes are not being promoted to the general public in the United Kingdom. This press release is for distribution only to, and is only directed at, persons who (i) are outside the United Kingdom, (ii) have professional experience in matters relating to investments and who qualify as investment professionals within

SILGAN HOLDINGS

February 19, 2020

the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (iii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). The notes will only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. This press release is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons.

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Silgan is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $4.5 billion in 2019. Silgan operates 100 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading supplier of metal containers in North America and Europe for food and general line products. The Company is also a leading worldwide supplier of metal and plastic closures and dispensing systems for food, beverage, health care, garden, personal care, home and beauty products. In addition, the Company is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward-looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2018 and other filings with the Securities and Exchange Commission. Therefore, the actual

SILGAN HOLDINGS

February 19, 2020

results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward-looking statements.

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